SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 8)*

                                CABOT CORPORATION
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $1.00 PER SHARE
                         (Title of Class of Securities)

                                    127055101
                                 (CUSIP Number)

                               SPO Advisory Corp.
                         591 Redwood Highway, Suite 3215
                          Mill Valley, California 94941
                                 (415) 383-6600

                                 with a copy to:

                                Alison S. Ressler
                             Sullivan & Cromwell LLP
                             1888 Century Park East
                       Los Angeles, California 90067-1725
                                 (310) 712-6600

           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)

                                 January 2, 2008
             (Date of Event which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this Schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box |_|.

Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                                              Page 2 of 43 pages
CUSIP No. 127055101

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         SPO Partners II, L.P.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     |_|
                                                                     (b)     |X|
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         WC
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) |_|
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 9,413,100 (1)
                          ------------------------------------------------------
Number Of Shares          8.     SHARED VOTING POWER
Beneficially Owned By            -0-
Each Reporting Person     ------------------------------------------------------
With                      9.     SOLE DISPOSITIVE POWER
                                 9,413,100 (1)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         9,413,100
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES |_|
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         14.4%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         PN
--------------------------------------------------------------------------------

(1) Power is exercised through its sole general partner, SPO Advisory Partners, L.P.

                                                              Page 3 of 43 pages
CUSIP No. 127055101

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         SPO Advisory Partners, L.P.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     |_|
                                                                     (b)     |X|
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         Not Applicable
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) |_|
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 9,413,100 (1)(2)
                          ------------------------------------------------------
Number Of Shares          8.     SHARED VOTING POWER
Beneficially Owned By            -0-
Each Reporting Person     ------------------------------------------------------
With                      9.     SOLE DISPOSITIVE POWER
                                 9,413,100 (1)(2)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         9,413,100
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES |_|
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         14.4%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         PN
--------------------------------------------------------------------------------

(1) Solely in its capacity as the sole general partner of SPO Partners II, L.P.
(2) Power is exercised through its sole general partner, SPO Advisory Corp.

                                                              Page 4 of 43 pages
CUSIP No. 127055101

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         San Francisco Partners II, L.P.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     |_|
                                                                     (b)     |X|
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         WC
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) |_|
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         California
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 415,600 (1)
                          ------------------------------------------------------
Number Of Shares          8.     SHARED VOTING POWER
Beneficially Owned By            -0-
Each Reporting Person     ------------------------------------------------------
With                      9.     SOLE DISPOSITIVE POWER
                                 415,600 (1)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         415,600
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES |_|
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0.6%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         PN
--------------------------------------------------------------------------------

(1) Power is exercised through its sole general partner, SF Advisory Partners, L.P.

                                                              Page 5 of 43 pages
CUSIP No. 127055101

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         SF Advisory Partners, L.P.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     |_|
                                                                     (b)     |X|
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         Not Applicable
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) |_|
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 415,600 (1)(2)
                          ------------------------------------------------------
Number Of Shares          8.     SHARED VOTING POWER
Beneficially Owned By            -0-
Each Reporting Person     ------------------------------------------------------
With                      9.     SOLE DISPOSITIVE POWER
                                 415,600 (1)(2)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         415,600
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES |_|
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0.6%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         PN
--------------------------------------------------------------------------------

(1) Solely in its capacity as the sole general partner of San Francisco Partners II, L.P.
(2) Power is exercised through its sole general partner, SPO Advisory Corp.

                                                              Page 6 of 43 pages
CUSIP No. 127055101

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         SPO Advisory Corp.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     |_|
                                                                     (b)     |X|
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         Not Applicable
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) |_|
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 9,828,700 (1)(2)
                          ------------------------------------------------------
Number Of Shares          8.     SHARED VOTING POWER
Beneficially Owned By            -0-
Each Reporting Person     ------------------------------------------------------
With                      9.     SOLE DISPOSITIVE POWER
                                 9,828,700 (1)(2)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         9,828,700
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES |_|
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         15.1%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         CO
--------------------------------------------------------------------------------

(1) Solely in its capacity as the sole general partner of SPO Advisory Partners, L.P. with respect to 9,413,100 of such shares; and solely in its capacity as the sole general partner of SF Advisory Partners, L.P. with respect to 415,600 of such shares.

(2) Power is exercised through its three controlling persons, John H. Scully, William E. Oberndorf and William J. Patterson.

                                                              Page 7 of 43 pages
CUSIP No. 127055101

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         John H. Scully
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     |_|
                                                                     (b)     |X|
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         Not Applicable
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) |_|
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 -0-
                          ------------------------------------------------------
Number Of Shares          8.     SHARED VOTING POWER
Beneficially Owned By            9,828,700 (1)
Each Reporting Person     ------------------------------------------------------
With                      9.     SOLE DISPOSITIVE POWER
                                 -0-
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 9,828,700 (1)
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         9,828,700
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES |_|
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         15.1%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

(1) These shares may be deemed to be beneficially owned by Mr. Scully solely in his capacity as one of three controlling persons of SPO Advisory Corp.

                                                              Page 8 of 43 pages
CUSIP No. 127055101

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         William E. Oberndorf
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     |_|
                                                                     (b)     |X|
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         Not Applicable
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) |_|
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 219,000 (1)
                          ------------------------------------------------------
Number Of Shares          8.     SHARED VOTING POWER
Beneficially Owned By            10,162,350 (2)
Each Reporting Person     ------------------------------------------------------
With                      9.     SOLE DISPOSITIVE POWER
                                 219,000 (1)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 10,162,350 (2)
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         10,381,350
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES |_|
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         15.9%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

(1) Of these shares, 109,000 shares are held in William E. Oberndorf's Individual Retirement Account, which is self-directed, 100,000 shares may be deemed to be beneficially owned by Mr. Oberndorf solely in his capacity as sole general partner of Oberndorf Family Partners, a family partnership, and 10,000 shares are owned by Mr. Oberndorf solely in his capacity as trustee for the account of his children.

(2) Of these shares, 9,828,700 shares may be deemed to be beneficially owned by Mr. Oberndorf solely in his capacity as one of the three controlling persons of SPO Advisory Corp., and 333,650 shares may be deemed to be beneficially owned by Mr. Oberndorf solely in his capacity as a trustee of the William and Susan Oberndorf Trust, dated 10/19/98.

                                                              Page 9 of 43 pages
CUSIP No. 127055101

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         William and Susan Oberndorf Trust, dated 10/19/98
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     |_|
                                                                     (b)     |X|
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         PF
--------------------------------------------------------------------------------
5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEM 2(d) OR 2(e) |_|
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         California
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 333,650 (1)
                          ------------------------------------------------------
Number Of Shares          8.     SHARED VOTING POWER
Beneficially Owned By            -0-
Each Reporting Person     ------------------------------------------------------
With                      9.     SOLE DISPOSITIVE POWER
                                 333,650 (1)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         333,650 (1)
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES |_|
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0.6%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         OO
--------------------------------------------------------------------------------

(1) Power is exercised through its trustees, William E. Oberndorf and Susan C. Oberndorf.

                                                             Page 10 of 43 pages
CUSIP No. 127055101

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         Oberndorf Family Partners
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     |_|
                                                                     (b)     |X|
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         WC
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) |_|
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         California
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 100,000 (1)
                          ------------------------------------------------------
Number Of Shares          8.     SHARED VOTING POWER
Beneficially Owned By            -0-
Each Reporting Person     ------------------------------------------------------
With                      9.     SOLE DISPOSITIVE POWER
                                 100,000 (1)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         100,000 (1)
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES |_|
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0.2%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         PN
--------------------------------------------------------------------------------

(1) Power is exercised through its sole general partner, William E. Oberndorf.

                                                             Page 11 of 43 pages
CUSIP No. 127055101

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         William J. Patterson
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     |_|
                                                                     (b)     |X|
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         Not Applicable
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) |_|
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 -0-
                          ------------------------------------------------------
Number Of Shares          8.     SHARED VOTING POWER
Beneficially Owned By            9,843,900 (1)
Each Reporting Person     ------------------------------------------------------
With                      9.     SOLE DISPOSITIVE POWER
                                 -0-
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 9,843,900 (1)
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         9,843,900
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES |_|
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         15.1%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

(1) Of these shares, 9,828,700 shares may be deemed to be beneficially owned by Mr. Patterson solely in his capacity as one of the three controlling persons of SPO Advisory Corp. and 15,200 shares may be deemed to be beneficially owned by Mr. Patterson solely in his capacity as a controlling person, director and executive officer of the Elizabeth R. & William J. Patterson Foundation.

                                                             Page 12 of 43 pages
CUSIP No. 127055101

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         The Elizabeth R. & William J. Patterson Foundation
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     |_|
                                                                     (b)     |X|
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         WC
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) |_|
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         CALIFORNIA
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 15,200 (1)
                          ------------------------------------------------------
Number Of Shares          8.     SHARED VOTING POWER
Beneficially Owned By            0
Each Reporting Person     ------------------------------------------------------
With                      9.     SOLE DISPOSITIVE POWER
                                 15,200 (1)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 0
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         15,200
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES |_|
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         **0.1%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         CO
--------------------------------------------------------------------------------

** Denotes less than.

(1) Power is exercised through its controlling persons, directors and executive officers, William J. Patterson and Elizabeth R. Patterson.

                                                             Page 13 of 43 pages
CUSIP No. 127055101

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         Ian R. McGuire
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     |_|
                                                                     (b)     |X|
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         PF
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) |_|
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         CALIFORNIA
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 475
                          ------------------------------------------------------
Number Of Shares          8.     SHARED VOTING POWER
Beneficially Owned By            0
Each Reporting Person     ------------------------------------------------------
With                      9.     SOLE DISPOSITIVE POWER
                                 475
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 0
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         475
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES |_|
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         **0.1%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

** Denotes less than.

                                                             Page 14 of 43 pages
CUSIP No. 127055101

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         Betty Jane Weimer
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     |_|
                                                                     (b)     |X|
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         PF
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) |_|
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         California
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 5,000
                          ------------------------------------------------------
Number Of Shares          8.     SHARED VOTING POWER
Beneficially Owned By            -0-
Each Reporting Person     ------------------------------------------------------
With                      9.     SOLE DISPOSITIVE POWER
                                 5,000
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         5,000
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES |_|
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         **0.1%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

** Denotes less than.

                                                             Page 15 of 43 pages

         This Amendment No. 8 amends the Schedule 13D (the "Original 13D") filed with the Securities and Exchange Commission ("SEC") on August 29, 2005 and as amended on September 14, 2005, September 26, 2005, October 20, 2005, November 8, 2005, January 12, 2006, June 20, 2006, and December 18, 2007. Unless otherwise stated herein, the Original 13D, as previously amended, remains in full force and effect. Terms used herein and not defined herein shall have the meanings ascribed thereto in the Original 13D.

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

         Item 3 is hereby amended and restated in its entirety as follows:

         The source and amount of the funds used or to be used by the Reporting Persons to purchase Shares are as follows:

NAME                        SOURCE OF FUNDS                  AMOUNT OF FUNDS
---------------------       ---------------------------      ---------------
SPO                         Contributions from Partners         $303,604,172
SPO Advisory Partners       Not Applicable                    Not Applicable
SFP                         Contributions from Partners         $ 13,433,286
SF Advisory Partners        Not Applicable                    Not Applicable
SPO Advisory Corp.          Not Applicable                    Not Applicable
JHS                         Not Applicable                    Not Applicable
WEO                         Not Applicable and
                              Personal Funds (1)                $  5,378,674
WJP                         Not Applicable                    Not Applicable
Oberndorf Trust             Personal Funds (1)                  $ 12,237,424
OFP                         Contribution from Partners          $  3,635,448
Patterson Foundation        Contributions from Shareholders         $506,555
IRM                         Personal Funds (1)                       $16,877
BJW                         Personal Funds (1)                  $    186,594

----------
(1) As used herein, the term "Personal Funds" includes sums borrowed from banks and brokerage firm margin accounts, none of which were borrowed or otherwise obtained for the specified purpose of acquiring, holding, trading or voting Shares.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

         Item 5 is hereby amended and restated in its entirety as follows:

         (a) Percentage interest calculations for each Reporting Person are based upon the Issuer having 65,294,938 total outstanding shares of Common Stock as reported on the Issuer's 10-K filed with the Securities and Exchange Commission on November 29, 2007.

         SPO

         The aggregate number of Shares that SPO owns beneficially, pursuant to Rule 13d-3 of the Act, is 9,413,100 Shares, which constitutes approximately 14.4% of the outstanding Shares.

         SPO Advisory Partners

         Because of its position as the sole general partner of SPO, SPO Advisory Partners may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 9,413,100 Shares, which constitutes approximately 14.4% of the outstanding Shares.

                                                             Page 16 of 43 pages

         SFP

         The aggregate number of Shares that SFP owns beneficially, pursuant to Rule 13d-3 of the Act, is 415,600 Shares, which constitutes approximately 0.6% of the outstanding Shares.

         SF Advisory Partners

         Because of its position as the sole general partner of SFP, SF Advisory Partners may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 415,600 Shares, which constitutes approximately 0.6% of the outstanding Shares.

         SPO Advisory Corp.

         Because of its positions as the sole general partner of each of SPO Advisory Partners and SF Advisory Partners, SPO Advisory Corp. may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 9,828,700 Shares in the aggregate, which constitutes approximately 15.1% of the outstanding Shares.

         JHS

         Because of his position as a control person of SPO Advisory Corp., JHS may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 9,828,700 Shares, which constitutes approximately 15.1% of the outstanding Shares.

         WEO

         Individually, and because of his positions as a control person of SPO Advisory Corp., a trustee of the Oberndorf Trust and sole general partner of OFP and as trustee for the account of his children, WEO may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 10,381,350 Shares in the aggregate, which constitutes approximately 15.9% of the outstanding Shares.

         WJP

         Because of his position as a control person of SPO Advisory Corp. and as a control person, director and executive officer of Patterson Foundation, WJP may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 9,843,900 Shares, which constitutes approximately 15.1% of the outstanding Shares.

         Oberndorf Trust

         The aggregate number of Shares that the Oberndorf Trust owns beneficially, pursuant to Rule 13d-3 of the Act, is 333,650 Shares, which constitutes approximately 0.6% of the outstanding Shares.

         OFP

         The aggregate number of Shares that OFP owns beneficially, pursuant to Rule 13d-3 of the Act, is 100,000 Shares, which constitutes approximately 0.2% of the outstanding Shares.

         Patterson Foundation

         The aggregate number of Shares that Patterson Foundation owns beneficially, pursuant to Rule 13d-3 of the Act, is 15,200, which constitutes less than 0.1% of the outstanding Shares.

         IRM

         The aggregate number of Shares that IRM owns beneficially, pursuant to Rule 13d-3 of the Act, is 475 Shares, which constitutes less than 0.1% of the outstanding Shares.

         BJW

         The aggregate number of Shares that BJW owns beneficially, pursuant to Rule 13d-3 of the Act, is 5,000 Shares, which constitutes less than 0.1% of the outstanding Shares.

                                                             Page 17 of 43 pages

         To the best of the knowledge of each of the Reporting Persons, other than as set forth above, none of the persons named in Item 2 hereof is the beneficial owner of any Shares.

         (b) SPO

         Acting through its sole general partner, SPO has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 9,413,100 Shares.

         SPO Advisory Partners

         Acting through its sole general partner and in its capacity as the sole general partner of SPO, SPO Advisory Partners has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 9,413,100
Shares.

         SFP

         Acting through its sole general partner, SFP has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 415,600 Shares.

         SF Advisory Partners

         Acting through its sole general partner and in its capacity as the sole general partner of SFP, SF Advisory Partners has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 415,600 Shares.

         SPO Advisory Corp.

         Acting through its controlling persons and in its capacities as the sole general partner of each of SPO Advisory Partners and SF Advisory Partners, SPO Advisory Corp. has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 9,828,700 Shares in the aggregate.

         JHS

         As one of three controlling persons of SPO Advisory Corp., which is the sole general partner of each of SPO Advisory Partners and SF Advisory Partners, JHS may be deemed to have shared power with WEO and WJP to vote or to direct the vote and to dispose or to direct the disposition of 9,828,700 Shares held by SPO and SFP in the aggregate.

         WEO

         As one of three controlling persons of SPO Advisory Corp., which is the sole general partner of each of SPO Advisory Partners and SF Advisory Partners, WEO may be deemed to have shared power with JHS and WJP to vote or to direct the vote and to dispose or to direct the disposition of 9,828,700 Shares held by SPO and SFP in the aggregate. WEO may be deemed to have shared power to vote or to direct the vote and to dispose or to direct the disposition of 333,650 Shares held in the Oberndorf Trust. Individually, and because of his position as the sole general partner of OFP, WEO has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 109,000 Shares held in WEO's Individual Retirement Account, which is self directed, and 100,000 Shares held by OFP. Solely in his capacity as trustee for the account of his children, WEO has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 10,000 shares owned by his children.

         WJP

         As one of three controlling persons of SPO Advisory Corp., which is the sole general partner of each of SPO Advisory Partners and SF Advisory Partners, WJP may be deemed to have shared power with JHS and WEO to vote or to direct the vote and to dispose or to direct the disposition of 9,828,700 Shares held by SPO and SFP in the aggregate. WJP may be deemed to have shared power to vote or to direct the vote and to dispose or to direct the disposition of 15,200 Shares held by the Patterson Foundation.

                                                             Page 18 of 43 pages

         Oberndorf Trust

         Acting through its trustees, Oberndorf Trust has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 333,650 Shares in the aggregate.

         OFP

         OFP has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 100,000 Shares.

         Patterson Foundation

         Acting through its two controlling persons, directors and executive officers, Patterson Foundation has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 15,200 Shares.

         IRM

         IRM has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 475 Shares.

         BJW

         BJW has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 5,000 Shares.

         (c) Since the most recent filing on Schedule 13D, the Reporting Persons purchased Shares in open market transactions as set forth on Schedule I attached hereto.

         Except as set forth in this paragraph (c), to the best of the knowledge of each of the Reporting Persons, none of the persons named in response to paragraph (a) has effected any transactions in Shares since the most recent filing on Schedule 13D.

         (d) Each of the Reporting Persons affirms that no person other than such Reporting Person has the right to receive or the power to direct the receipt of distributions with respect to, or the proceeds from the sale of, Shares owned by such Reporting Person.

         (e) Not applicable.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS.

Item 7 is hereby amended and restated in its entirety as follows:

Exhibit A:   Agreement pursuant to Rule 13d-1(k)

                                                             Page 19 of 43 pages

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated January 4, 2008                      By:       /s/ Kim M. Silva
                                               --------------------------------
                                                   Kim M. Silva

                                           Attorney-in-Fact for:

                                           SPO PARTNERS II, L.P.(1)
                                           SPO ADVISORY PARTNERS, L.P.(1)
                                           SAN FRANCISCO PARTNERS II, L.P.(1)
                                           SF ADVISORY PARTNERS, L.P.(1)
                                           SPO ADVISORY CORP.(1)
                                           JOHN H. SCULLY(1)
                                           WILLIAM E. OBERNDORF(1)
                                           WILLIAM J. PATTERSON(1)
                                           WILLIAM AND SUSAN OBERNDORF TRUST,
                                           DATED 10/19/98 (1)
                                           OBERNDORF FAMILY PARTNERS (1)
                                           THE ELIZABETH R. & WILLIAM J.
                                             PATTERSON FOUNDATION (1)
                                           IAN R. MCGUIRE (1)
                                           BETTY JANE WEIMER (1)

                                           (1) A Power of Attorney
                                           authorizing Kim M. Silva to
                                           act on behalf of this
                                           person or entity has been previously
                                           filed with the Securities and
                                           Exchange Commission.

                                                             Page 20 of 43 pages

                                               SCHEDULE I TO SCHEDULE 13D

                                                                                     NUMBER
                                                     DATE OF                           OF      PRICE PER      WHERE/HOW TRANSACTION
REPORTING PERSON                                   TRANSACTION        TYPE           SHARES    SHARE ($)            EFFECTED
------------------------------------------         -----------        ----           ------    ---------      ---------------------
SPO Partners II, L.P.                              12/17/2007         Buy             98         32.28        Open Market/Broker
SPO Partners II, L.P.                              12/17/2007         Buy             195        32.29        Open Market/Broker
SPO Partners II, L.P.                              12/17/2007         Buy             391        32.30        Open Market/Broker
SPO Partners II, L.P.                              12/17/2007         Buy             880        32.31        Open Market/Broker
SPO Partners II, L.P.                              12/17/2007         Buy             684        32.32        Open Market/Broker
SPO Partners II, L.P.                              12/17/2007         Buy             293        32.33        Open Market/Broker
SPO Partners II, L.P.                              12/17/2007         Buy             1,271      32.34        Open Market/Broker
SPO Partners II, L.P.                              12/17/2007         Buy             684        32.35        Open Market/Broker
SPO Partners II, L.P.                              12/17/2007         Buy             195        32.36        Open Market/Broker
SPO Partners II, L.P.                              12/17/2007         Buy             195        32.37        Open Market/Broker
SPO Partners II, L.P.                              12/17/2007         Buy             391        32.38        Open Market/Broker
SPO Partners II, L.P.                              12/17/2007         Buy             684        32.39        Open Market/Broker
SPO Partners II, L.P.                              12/17/2007         Buy             391        32.40        Open Market/Broker
SPO Partners II, L.P.                              12/17/2007         Buy             391        32.41        Open Market/Broker
SPO Partners II, L.P.                              12/17/2007         Buy             293        32.42        Open Market/Broker
SPO Partners II, L.P.                              12/17/2007         Buy             586        32.43        Open Market/Broker
SPO Partners II, L.P.                              12/17/2007         Buy             684        32.44        Open Market/Broker
SPO Partners II, L.P.                              12/17/2007         Buy             391        32.45        Open Market/Broker
SPO Partners II, L.P.                              12/17/2007         Buy             1,173      32.46        Open Market/Broker
SPO Partners II, L.P.                              12/17/2007         Buy             586        32.47        Open Market/Broker
SPO Partners II, L.P.                              12/17/2007         Buy             684        32.48        Open Market/Broker
SPO Partners II, L.P.                              12/17/2007         Buy             782        32.49        Open Market/Broker
SPO Partners II, L.P.                              12/17/2007         Buy             684        32.50        Open Market/Broker
SPO Partners II, L.P.                              12/17/2007         Buy             293        32.51        Open Market/Broker
SPO Partners II, L.P.                              12/17/2007         Buy             391        32.52        Open Market/Broker
SPO Partners II, L.P.                              12/17/2007         Buy             684        32.53        Open Market/Broker
SPO Partners II, L.P.                              12/17/2007         Buy             489        32.54        Open Market/Broker
SPO Partners II, L.P.                              12/17/2007         Buy             586        32.55        Open Market/Broker
SPO Partners II, L.P.                              12/17/2007         Buy             782        32.56        Open Market/Broker
SPO Partners II, L.P.                              12/17/2007         Buy             880        32.57        Open Market/Broker
SPO Partners II, L.P.                              12/17/2007         Buy             489        32.58        Open Market/Broker
SPO Partners II, L.P.                              12/17/2007         Buy             195        32.59        Open Market/Broker
SPO Partners II, L.P.                              12/17/2007         Buy             293        32.60        Open Market/Broker
SPO Partners II, L.P.                              12/17/2007         Buy             98         32.62        Open Market/Broker
SPO Partners II, L.P.                              12/17/2007         Buy             782        32.63        Open Market/Broker
SPO Partners II, L.P.                              12/17/2007         Buy             98         32.64        Open Market/Broker
SPO Partners II, L.P.                              12/17/2007         Buy             2,932      32.65        Open Market/Broker
SPO Partners II, L.P.                              12/17/2007         Buy             195        32.66        Open Market/Broker
SPO Partners II, L.P.                              12/17/2007         Buy             98         32.67        Open Market/Broker
SPO Partners II, L.P.                              12/17/2007         Buy             782        32.68        Open Market/Broker
SPO Partners II, L.P.                              12/17/2007         Buy             195        32.69        Open Market/Broker
SPO Partners II, L.P.                              12/17/2007         Buy             880        32.70        Open Market/Broker
SPO Partners II, L.P.                              12/17/2007         Buy             489        32.71        Open Market/Broker

                                                             Page 21 of 43 pages

                                               SCHEDULE I TO SCHEDULE 13D

                                                                                     NUMBER
                                                     DATE OF                           OF      PRICE PER      WHERE/HOW TRANSACTION
REPORTING PERSON                                   TRANSACTION        TYPE           SHARES    SHARE ($)            EFFECTED
------------------------------------------         -----------        ----           ------    ---------      ---------------------
SPO Partners II, L.P.                              12/17/2007         Buy             489        32.72        Open Market/Broker
SPO Partners II, L.P.                              12/17/2007         Buy             391        32.73        Open Market/Broker
SPO Partners II, L.P.                              12/17/2007         Buy             1,564      32.74        Open Market/Broker
SPO Partners II, L.P.                              12/17/2007         Buy             2,639      32.75        Open Market/Broker
SPO Partners II, L.P.                              12/17/2007         Buy             1,466      32.76        Open Market/Broker
SPO Partners II, L.P.                              12/17/2007         Buy             2,444      32.77        Open Market/Broker
SPO Partners II, L.P.                              12/17/2007         Buy             1,466      32.78        Open Market/Broker
SPO Partners II, L.P.                              12/17/2007         Buy             880        32.79        Open Market/Broker
SPO Partners II, L.P.                              12/17/2007         Buy             1,857      32.80        Open Market/Broker
SPO Partners II, L.P.                              12/17/2007         Buy             1,564      32.81        Open Market/Broker
SPO Partners II, L.P.                              12/17/2007         Buy             1,564      32.82        Open Market/Broker
SPO Partners II, L.P.                              12/17/2007         Buy             2,053      32.83        Open Market/Broker
SPO Partners II, L.P.                              12/17/2007         Buy             586        32.84        Open Market/Broker
SPO Partners II, L.P.                              12/17/2007         Buy             586        32.85        Open Market/Broker
SPO Partners II, L.P.                              12/17/2007         Buy             977        32.86        Open Market/Broker
SPO Partners II, L.P.                              12/17/2007         Buy             684        32.87        Open Market/Broker
SPO Partners II, L.P.                              12/17/2007         Buy             1,173      32.88        Open Market/Broker
SPO Partners II, L.P.                              12/17/2007         Buy             1,173      32.89        Open Market/Broker
SPO Partners II, L.P.                              12/17/2007         Buy             195        32.90        Open Market/Broker
SPO Partners II, L.P.                              12/17/2007         Buy             98         32.91        Open Market/Broker
SPO Partners II, L.P.                              12/17/2007         Buy             880        32.92        Open Market/Broker
SPO Partners II, L.P.                              12/17/2007         Buy             293        32.93        Open Market/Broker
SPO Partners II, L.P.                              12/17/2007         Buy             195        32.94        Open Market/Broker
SPO Partners II, L.P.                              12/17/2007         Buy             586        32.95        Open Market/Broker
SPO Partners II, L.P.                              12/17/2007         Buy             293        32.96        Open Market/Broker
SPO Partners II, L.P.                              12/17/2007         Buy             977        32.97        Open Market/Broker
SPO Partners II, L.P.                              12/17/2007         Buy             1,075      32.98        Open Market/Broker
SPO Partners II, L.P.                              12/17/2007         Buy             1,662      32.99        Open Market/Broker
SPO Partners II, L.P.                              12/17/2007         Buy             977        33.00        Open Market/Broker
SPO Partners II, L.P.                              12/17/2007         Buy             880        33.01        Open Market/Broker
SPO Partners II, L.P.                              12/17/2007         Buy             391        33.02        Open Market/Broker
SPO Partners II, L.P.                              12/17/2007         Buy             98         33.03        Open Market/Broker
SPO Partners II, L.P.                              12/17/2007         Buy             195        33.04        Open Market/Broker
SPO Partners II, L.P.                              12/17/2007         Buy             293        33.05        Open Market/Broker
SPO Partners II, L.P.                              12/17/2007         Buy             195        33.06        Open Market/Broker
SPO Partners II, L.P.                              12/17/2007         Buy             586        33.07        Open Market/Broker
SPO Partners II, L.P.                              12/17/2007         Buy             293        33.08        Open Market/Broker
SPO Partners II, L.P.                              12/17/2007         Buy             293        33.09        Open Market/Broker
SPO Partners II, L.P.                              12/17/2007         Buy             391        33.11        Open Market/Broker
SPO Partners II, L.P.                              12/17/2007         Buy             489        33.12        Open Market/Broker
SPO Partners II, L.P.                              12/17/2007         Buy             98         33.13        Open Market/Broker
SPO Partners II, L.P.                              12/17/2007         Buy             98         33.14        Open Market/Broker
SPO Partners II, L.P.                              12/17/2007         Buy             293        33.15        Open Market/Broker

                                                             Page 22 of 43 pages

                                               SCHEDULE I TO SCHEDULE 13D

                                                                                     NUMBER
                                                     DATE OF                           OF      PRICE PER      WHERE/HOW TRANSACTION
REPORTING PERSON                                   TRANSACTION        TYPE           SHARES    SHARE ($)            EFFECTED
------------------------------------------         -----------        ----           ------    ---------      ---------------------

SPO Partners II, L.P.                              12/17/2007         Buy             98         33.16        Open Market/Broker
SPO Partners II, L.P.                              12/17/2007         Buy             98         33.17        Open Market/Broker
SPO Partners II, L.P.                              12/17/2007         Buy             195        33.18        Open Market/Broker
SPO Partners II, L.P.                              12/17/2007         Buy             293        33.19        Open Market/Broker
SPO Partners II, L.P.                              12/17/2007         Buy             499        33.20        Open Market/Broker
The Elizabeth R. and William J. Patterson          12/17/2007         Buy             2          32.28        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/17/2007         Buy             5          32.29        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/17/2007         Buy             9          32.30        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/17/2007         Buy             20         32.31        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/17/2007         Buy             16         32.32        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/17/2007         Buy             7          32.33        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/17/2007         Buy             29         32.34        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/17/2007         Buy             16         32.35        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/17/2007         Buy             5          32.36        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/17/2007         Buy             5          32.37        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/17/2007         Buy             9          32.38        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/17/2007         Buy             16         32.39        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/17/2007         Buy             9          32.40        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/17/2007         Buy             9          32.41        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/17/2007         Buy             7          32.42        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/17/2007         Buy             14         32.43        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/17/2007         Buy             16         32.44        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/17/2007         Buy             9          32.45        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/17/2007         Buy             27         32.46        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/17/2007         Buy             14         32.47        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/17/2007         Buy             16         32.48        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/17/2007         Buy             18         32.49        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/17/2007         Buy             16         32.50        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/17/2007         Buy             7          32.51        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/17/2007         Buy             9          32.52        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/17/2007         Buy             16         32.53        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/17/2007         Buy             11         32.54        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/17/2007         Buy             14         32.55        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/17/2007         Buy             18         32.56        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/17/2007         Buy             20         32.57        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/17/2007         Buy             11         32.58        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/17/2007         Buy             5          32.59        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/17/2007         Buy             7          32.60        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/17/2007         Buy             2          32.62        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/17/2007         Buy             18         32.63        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/17/2007         Buy             2          32.64        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/17/2007         Buy             68         32.65        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/17/2007         Buy             5          32.66        Open Market/Broker
  Foundation

                                                             Page 23 of 43 pages

                                               SCHEDULE I TO SCHEDULE 13D

                                                                                     NUMBER
                                                     DATE OF                           OF      PRICE PER      WHERE/HOW TRANSACTION
REPORTING PERSON                                   TRANSACTION        TYPE           SHARES    SHARE ($)            EFFECTED
------------------------------------------         -----------        ----           ------    ---------      ---------------------

The Elizabeth R. and William J. Patterson          12/17/2007         Buy             2          32.67        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/17/2007         Buy             18         32.68        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/17/2007         Buy             5          32.69        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/17/2007         Buy             20         32.70        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/17/2007         Buy             11         32.71        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/17/2007         Buy             11         32.72        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/17/2007         Buy             9          32.73        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/17/2007         Buy             36         32.74        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/17/2007         Buy             61         32.75        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/17/2007         Buy             34         32.76        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/17/2007         Buy             56         32.77        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/17/2007         Buy             34         32.78        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/17/2007         Buy             20         32.79        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/17/2007         Buy             43         32.80        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/17/2007         Buy             36         32.81        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/17/2007         Buy             36         32.82        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/17/2007         Buy             47         32.83        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/17/2007         Buy             14         32.84        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/17/2007         Buy             14         32.85        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/17/2007         Buy             23         32.86        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/17/2007         Buy             16         32.87        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/17/2007         Buy             27         32.88        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/17/2007         Buy             27         32.89        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/17/2007         Buy             5          32.90        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/17/2007         Buy             2          32.91        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/17/2007         Buy             20         32.92        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/17/2007         Buy             7          32.93        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/17/2007         Buy             5          32.94        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/17/2007         Buy             14         32.95        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/17/2007         Buy             7          32.96        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/17/2007         Buy             23         32.97        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/17/2007         Buy             25         32.98        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/17/2007         Buy             38         32.99        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/17/2007         Buy             23         33.00        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/17/2007         Buy             20         33.01        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/17/2007         Buy             9          33.02        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/17/2007         Buy             2          33.03        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/17/2007         Buy             5          33.04        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/17/2007         Buy             7          33.05        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/17/2007         Buy             5          33.06        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/17/2007         Buy             14         33.07        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/17/2007         Buy             7          33.08        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/17/2007         Buy             7          33.09        Open Market/Broker
  Foundation

                                                             Page 24 of 43 pages

                                               SCHEDULE I TO SCHEDULE 13D

                                                                                     NUMBER
                                                     DATE OF                           OF      PRICE PER      WHERE/HOW TRANSACTION
REPORTING PERSON                                   TRANSACTION        TYPE           SHARES    SHARE ($)            EFFECTED
------------------------------------------         -----------        ----           ------    ---------      ---------------------

The Elizabeth R. and William J. Patterson          12/17/2007         Buy             9          33.11        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/17/2007         Buy             11         33.12        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/17/2007         Buy             2          33.13        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/17/2007         Buy             2          33.14        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/17/2007         Buy             7          33.15        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/17/2007         Buy             2          33.16        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/17/2007         Buy             2          33.17        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/17/2007         Buy             5          33.18        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/17/2007         Buy             7          33.19        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/17/2007         Buy             1          33.20        Open Market/Broker
  Foundation

SPO Partners II, L.P.                              12/18/2007         Buy             98         32.62        Open Market/Broker
SPO Partners II, L.P.                              12/18/2007         Buy             293        32.64        Open Market/Broker
SPO Partners II, L.P.                              12/18/2007         Buy             196        32.65        Open Market/Broker
SPO Partners II, L.P.                              12/18/2007         Buy             489        32.66        Open Market/Broker
SPO Partners II, L.P.                              12/18/2007         Buy             391        32.67        Open Market/Broker
SPO Partners II, L.P.                              12/18/2007         Buy             685        32.68        Open Market/Broker
SPO Partners II, L.P.                              12/18/2007         Buy             978        32.69        Open Market/Broker
SPO Partners II, L.P.                              12/18/2007         Buy             98         32.70        Open Market/Broker
SPO Partners II, L.P.                              12/18/2007         Buy             196        32.71        Open Market/Broker
SPO Partners II, L.P.                              12/18/2007         Buy             196        32.73        Open Market/Broker
SPO Partners II, L.P.                              12/18/2007         Buy             293        32.74        Open Market/Broker
SPO Partners II, L.P.                              12/18/2007         Buy             587        32.77        Open Market/Broker
SPO Partners II, L.P.                              12/18/2007         Buy             489        32.79        Open Market/Broker
SPO Partners II, L.P.                              12/18/2007         Buy             293        32.80        Open Market/Broker
SPO Partners II, L.P.                              12/18/2007         Buy             293        32.81        Open Market/Broker
SPO Partners II, L.P.                              12/18/2007         Buy             978        32.82        Open Market/Broker
SPO Partners II, L.P.                              12/18/2007         Buy             391        32.83        Open Market/Broker
SPO Partners II, L.P.                              12/18/2007         Buy             587        32.84        Open Market/Broker
SPO Partners II, L.P.                              12/18/2007         Buy             391        32.85        Open Market/Broker
SPO Partners II, L.P.                              12/18/2007         Buy             489        32.86        Open Market/Broker
SPO Partners II, L.P.                              12/18/2007         Buy             196        32.87        Open Market/Broker
SPO Partners II, L.P.                              12/18/2007         Buy             489        32.88        Open Market/Broker
SPO Partners II, L.P.                              12/18/2007         Buy             8,413      32.89        Open Market/Broker
SPO Partners II, L.P.                              12/18/2007         Buy             783        32.90        Open Market/Broker
SPO Partners II, L.P.                              12/18/2007         Buy             1,174      32.91        Open Market/Broker
SPO Partners II, L.P.                              12/18/2007         Buy             1,174      32.92        Open Market/Broker
SPO Partners II, L.P.                              12/18/2007         Buy             1,565      32.93        Open Market/Broker
SPO Partners II, L.P.                              12/18/2007         Buy             1,467      32.94        Open Market/Broker
SPO Partners II, L.P.                              12/18/2007         Buy             1,076      32.95        Open Market/Broker
SPO Partners II, L.P.                              12/18/2007         Buy             1,565      32.96        Open Market/Broker
SPO Partners II, L.P.                              12/18/2007         Buy             2,641      32.97        Open Market/Broker
SPO Partners II, L.P.                              12/18/2007         Buy             1,565      32.98        Open Market/Broker

                                                             Page 25 of 43 pages

                                               SCHEDULE I TO SCHEDULE 13D

                                                                                     NUMBER
                                                     DATE OF                           OF      PRICE PER      WHERE/HOW TRANSACTION
REPORTING PERSON                                   TRANSACTION        TYPE           SHARES    SHARE ($)            EFFECTED
------------------------------------------         -----------        ----           ------    ---------      ---------------------
SPO Partners II, L.P.                              12/18/2007         Buy             293        32.99        Open Market/Broker
SPO Partners II, L.P.                              12/18/2007         Buy             688        33.00        Open Market/Broker
The Elizabeth R. and William J. Patterson          12/18/2007         Buy             2          32.62        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/18/2007         Buy             7          32.64        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/18/2007         Buy             4          32.65        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/18/2007         Buy             11         32.66        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/18/2007         Buy             9          32.67        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/18/2007         Buy             15         32.68        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/18/2007         Buy             22         32.69        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/18/2007         Buy             2          32.70        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/18/2007         Buy             4          32.71        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/18/2007         Buy             4          32.73        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/18/2007         Buy             7          32.74        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/18/2007         Buy             13         32.77        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/18/2007         Buy             11         32.79        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/18/2007         Buy             7          32.80        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/18/2007         Buy             7          32.81        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/18/2007         Buy             22         32.82        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/18/2007         Buy             9          32.83        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/18/2007         Buy             13         32.84        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/18/2007         Buy             9          32.85        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/18/2007         Buy             11         32.86        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/18/2007         Buy             4          32.87        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/18/2007         Buy             11         32.88        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/18/2007         Buy             187        32.89        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/18/2007         Buy             17         32.90        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/18/2007         Buy             26         32.91        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/18/2007         Buy             26         32.92        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/18/2007         Buy             35         32.93        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/18/2007         Buy             33         32.94        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/18/2007         Buy             24         32.95        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/18/2007         Buy             35         32.96        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/18/2007         Buy             59         32.97        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/18/2007         Buy             35         32.98        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/18/2007         Buy             7          32.99        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/18/2007         Buy             12         33.00        Open Market/Broker
  Foundation

SPO Partners II, L.P.                              12/19/2007         Buy             195        33.06        Open Market/Broker
SPO Partners II, L.P.                              12/19/2007         Buy             195        33.07        Open Market/Broker
SPO Partners II, L.P.                              12/19/2007         Buy             391        33.08        Open Market/Broker
SPO Partners II, L.P.                              12/19/2007         Buy             488        33.09        Open Market/Broker
SPO Partners II, L.P.                              12/19/2007         Buy             44,664     33.10        Open Market/Broker
SPO Partners II, L.P.                              12/19/2007         Buy             98         33.11        Open Market/Broker

                                                             Page 26 of 43 pages

                                               SCHEDULE I TO SCHEDULE 13D

                                                                                     NUMBER
                                                     DATE OF                           OF      PRICE PER      WHERE/HOW TRANSACTION
REPORTING PERSON                                   TRANSACTION        TYPE           SHARES    SHARE ($)            EFFECTED
------------------------------------------         -----------        ----           ------    ---------      ---------------------
SPO Partners II, L.P.                              12/19/2007         Buy             835        33.12        Open Market/Broker
SPO Partners II, L.P.                              12/19/2007         Buy             879        33.13        Open Market/Broker
SPO Partners II, L.P.                              12/19/2007         Buy             1,172      33.14        Open Market/Broker
SPO Partners II, L.P.                              12/19/2007         Buy             1,269      33.15        Open Market/Broker
SPO Partners II, L.P.                              12/19/2007         Buy             488        33.16        Open Market/Broker
SPO Partners II, L.P.                              12/19/2007         Buy             293        33.17        Open Market/Broker
SPO Partners II, L.P.                              12/19/2007         Buy             488        33.18        Open Market/Broker
SPO Partners II, L.P.                              12/19/2007         Buy             781        33.19        Open Market/Broker
SPO Partners II, L.P.                              12/19/2007         Buy             1,367      33.20        Open Market/Broker
SPO Partners II, L.P.                              12/19/2007         Buy             488        33.21        Open Market/Broker
SPO Partners II, L.P.                              12/19/2007         Buy             683        33.22        Open Market/Broker
SPO Partners II, L.P.                              12/19/2007         Buy             683        33.23        Open Market/Broker
SPO Partners II, L.P.                              12/19/2007         Buy             1,757      33.24        Open Market/Broker
SPO Partners II, L.P.                              12/19/2007         Buy             391        33.25        Open Market/Broker
SPO Partners II, L.P.                              12/19/2007         Buy             976        33.26        Open Market/Broker
SPO Partners II, L.P.                              12/19/2007         Buy             683        33.27        Open Market/Broker
SPO Partners II, L.P.                              12/19/2007         Buy             1,367      33.28        Open Market/Broker
SPO Partners II, L.P.                              12/19/2007         Buy             1,269      33.29        Open Market/Broker
SPO Partners II, L.P.                              12/19/2007         Buy             1,562      33.30        Open Market/Broker
SPO Partners II, L.P.                              12/19/2007         Buy             1,367      33.31        Open Market/Broker
SPO Partners II, L.P.                              12/19/2007         Buy             1,367      33.32        Open Market/Broker
SPO Partners II, L.P.                              12/19/2007         Buy             683        33.33        Open Market/Broker
SPO Partners II, L.P.                              12/19/2007         Buy             1,465      33.34        Open Market/Broker
SPO Partners II, L.P.                              12/19/2007         Buy             1,269      33.35        Open Market/Broker
SPO Partners II, L.P.                              12/19/2007         Buy             1,465      33.36        Open Market/Broker
SPO Partners II, L.P.                              12/19/2007         Buy             1,562      33.37        Open Market/Broker
SPO Partners II, L.P.                              12/19/2007         Buy             1,660      33.38        Open Market/Broker
SPO Partners II, L.P.                              12/19/2007         Buy             1,953      33.39        Open Market/Broker
SPO Partners II, L.P.                              12/19/2007         Buy             1,074      33.40        Open Market/Broker
SPO Partners II, L.P.                              12/19/2007         Buy             586        33.41        Open Market/Broker
SPO Partners II, L.P.                              12/19/2007         Buy             1,074      33.42        Open Market/Broker
SPO Partners II, L.P.                              12/19/2007         Buy             586        33.44        Open Market/Broker
SPO Partners II, L.P.                              12/19/2007         Buy             195        33.45        Open Market/Broker
SPO Partners II, L.P.                              12/19/2007         Buy             586        33.46        Open Market/Broker
SPO Partners II, L.P.                              12/19/2007         Buy             1,074      33.47        Open Market/Broker
SPO Partners II, L.P.                              12/19/2007         Buy             195        33.48        Open Market/Broker
SPO Partners II, L.P.                              12/19/2007         Buy             586        33.49        Open Market/Broker
SPO Partners II, L.P.                              12/19/2007         Buy             391        33.50        Open Market/Broker
The Elizabeth R. and William J. Patterson          12/19/2007         Buy             5          33.06        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/19/2007         Buy             5          33.07        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/19/2007         Buy             9          33.08        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/19/2007         Buy             12         33.09        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/19/2007         Buy             1,081      33.10        Open Market/Broker
  Foundation

                                                             Page 27 of 43 pages

                                               SCHEDULE I TO SCHEDULE 13D

                                                                                     NUMBER
                                                     DATE OF                           OF      PRICE PER      WHERE/HOW TRANSACTION
REPORTING PERSON                                   TRANSACTION        TYPE           SHARES    SHARE ($)            EFFECTED
------------------------------------------         -----------        ----           ------    ---------      ---------------------
The Elizabeth R. and William J. Patterson          12/19/2007         Buy             2          33.11        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/19/2007         Buy             20         33.12        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/19/2007         Buy             21         33.13        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/19/2007         Buy             28         33.14        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/19/2007         Buy             31         33.15        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/19/2007         Buy             12         33.16        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/19/2007         Buy             7          33.17        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/19/2007         Buy             12         33.18        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/19/2007         Buy             19         33.19        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/19/2007         Buy             33         33.20        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/19/2007         Buy             12         33.21        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/19/2007         Buy             17         33.22        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/19/2007         Buy             17         33.23        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/19/2007         Buy             43         33.24        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/19/2007         Buy             9          33.25        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/19/2007         Buy             24         33.26        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/19/2007         Buy             17         33.27        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/19/2007         Buy             33         33.28        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/19/2007         Buy             31         33.29        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/19/2007         Buy             38         33.30        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/19/2007         Buy             33         33.31        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/19/2007         Buy             33         33.32        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/19/2007         Buy             17         33.33        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/19/2007         Buy             35         33.34        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/19/2007         Buy             31         33.35        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/19/2007         Buy             35         33.36        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/19/2007         Buy             38         33.37        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/19/2007         Buy             40         33.38        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/19/2007         Buy             47         33.39        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/19/2007         Buy             26         33.40        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/19/2007         Buy             14         33.41        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/19/2007         Buy             26         33.42        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/19/2007         Buy             14         33.44        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/19/2007         Buy             5          33.45        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/19/2007         Buy             14         33.46        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/19/2007         Buy             26         33.47        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/19/2007         Buy             5          33.48        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/19/2007         Buy             14         33.49        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/19/2007         Buy             9          33.50        Open Market/Broker
  Foundation

SPO Partners II, L.P.                              12/20/2007         Buy             397        32.83        Open Market/Broker
SPO Partners II, L.P.                              12/20/2007         Buy             298        32.84        Open Market/Broker
SPO Partners II, L.P.                              12/20/2007         Buy             199        32.85        Open Market/Broker

                                                             Page 28 of 43 pages

                                               SCHEDULE I TO SCHEDULE 13D

                                                                                     NUMBER
                                                     DATE OF                           OF      PRICE PER      WHERE/HOW TRANSACTION
REPORTING PERSON                                   TRANSACTION        TYPE           SHARES    SHARE ($)            EFFECTED
------------------------------------------         -----------        ----           ------    ---------      ---------------------
SPO Partners II, L.P.                              12/20/2007         Buy             298        32.86        Open Market/Broker
SPO Partners II, L.P.                              12/20/2007         Buy             596        32.88        Open Market/Broker
SPO Partners II, L.P.                              12/20/2007         Buy             99         32.89        Open Market/Broker
SPO Partners II, L.P.                              12/20/2007         Buy             99         32.90        Open Market/Broker
SPO Partners II, L.P.                              12/20/2007         Buy             199        32.91        Open Market/Broker
SPO Partners II, L.P.                              12/20/2007         Buy             497        32.92        Open Market/Broker
SPO Partners II, L.P.                              12/20/2007         Buy             99         32.93        Open Market/Broker
SPO Partners II, L.P.                              12/20/2007         Buy             397        32.94        Open Market/Broker
SPO Partners II, L.P.                              12/20/2007         Buy             298        32.95        Open Market/Broker
SPO Partners II, L.P.                              12/20/2007         Buy             4,271      32.96        Open Market/Broker
SPO Partners II, L.P.                              12/20/2007         Buy             894        32.97        Open Market/Broker
SPO Partners II, L.P.                              12/20/2007         Buy             3,139      32.98        Open Market/Broker
SPO Partners II, L.P.                              12/20/2007         Buy             3,293      32.99        Open Market/Broker
SPO Partners II, L.P.                              12/20/2007         Buy             3,575      33.00        Open Market/Broker
SPO Partners II, L.P.                              12/20/2007         Buy             1,092      33.01        Open Market/Broker
SPO Partners II, L.P.                              12/20/2007         Buy             1,390      33.02        Open Market/Broker
SPO Partners II, L.P.                              12/20/2007         Buy             397        33.03        Open Market/Broker
SPO Partners II, L.P.                              12/20/2007         Buy             1,092      33.04        Open Market/Broker
SPO Partners II, L.P.                              12/20/2007         Buy             1,291      33.05        Open Market/Broker
SPO Partners II, L.P.                              12/20/2007         Buy             1,490      33.06        Open Market/Broker
SPO Partners II, L.P.                              12/20/2007         Buy             1,887      33.07        Open Market/Broker
SPO Partners II, L.P.                              12/20/2007         Buy             1,788      33.08        Open Market/Broker
SPO Partners II, L.P.                              12/20/2007         Buy             2,682      33.09        Open Market/Broker
SPO Partners II, L.P.                              12/20/2007         Buy             26,319     33.10        Open Market/Broker
SPO Partners II, L.P.                              12/20/2007         Buy             1,413      33.11        Open Market/Broker
SPO Partners II, L.P.                              12/20/2007         Buy             1,986      33.12        Open Market/Broker
SPO Partners II, L.P.                              12/20/2007         Buy             1,092      33.13        Open Market/Broker
SPO Partners II, L.P.                              12/20/2007         Buy             1,986      33.14        Open Market/Broker
SPO Partners II, L.P.                              12/20/2007         Buy             2,483      33.15        Open Market/Broker
SPO Partners II, L.P.                              12/20/2007         Buy             1,788      33.16        Open Market/Broker
SPO Partners II, L.P.                              12/20/2007         Buy             1,788      33.17        Open Market/Broker
SPO Partners II, L.P.                              12/20/2007         Buy             1,688      33.18        Open Market/Broker
SPO Partners II, L.P.                              12/20/2007         Buy             1,092      33.19        Open Market/Broker
SPO Partners II, L.P.                              12/20/2007         Buy             1,490      33.20        Open Market/Broker
SPO Partners II, L.P.                              12/20/2007         Buy             795        33.21        Open Market/Broker
SPO Partners II, L.P.                              12/20/2007         Buy             1,092      33.22        Open Market/Broker
SPO Partners II, L.P.                              12/20/2007         Buy             596        33.23        Open Market/Broker
SPO Partners II, L.P.                              12/20/2007         Buy             1,291      33.24        Open Market/Broker
SPO Partners II, L.P.                              12/20/2007         Buy             1,092      33.25        Open Market/Broker
SPO Partners II, L.P.                              12/20/2007         Buy             894        33.26        Open Market/Broker
SPO Partners II, L.P.                              12/20/2007         Buy             199        33.27        Open Market/Broker
SPO Partners II, L.P.                              12/20/2007         Buy             1,291      33.28        Open Market/Broker
SPO Partners II, L.P.                              12/20/2007         Buy             993        33.29        Open Market/Broker

                                                             Page 29 of 43 pages

                                               SCHEDULE I TO SCHEDULE 13D

                                                                                     NUMBER
                                                     DATE OF                           OF      PRICE PER      WHERE/HOW TRANSACTION
REPORTING PERSON                                   TRANSACTION        TYPE           SHARES    SHARE ($)            EFFECTED
------------------------------------------         -----------        ----           ------    ---------      ---------------------
SPO Partners II, L.P.                              12/20/2007         Buy             1,092      33.30        Open Market/Broker
SPO Partners II, L.P.                              12/20/2007         Buy             795        33.31        Open Market/Broker
SPO Partners II, L.P.                              12/20/2007         Buy             99         33.32        Open Market/Broker
SPO Partners II, L.P.                              12/20/2007         Buy             99         33.33        Open Market/Broker
SPO Partners II, L.P.                              12/20/2007         Buy             99         33.34        Open Market/Broker
SPO Partners II, L.P.                              12/20/2007         Buy             199        33.35        Open Market/Broker
SPO Partners II, L.P.                              12/20/2007         Buy             99         33.36        Open Market/Broker
SPO Partners II, L.P.                              12/20/2007         Buy             799        33.37        Open Market/Broker
SPO Partners II, L.P.                              12/20/2007         Buy             397        33.38        Open Market/Broker
SPO Partners II, L.P.                              12/20/2007         Buy             298        33.39        Open Market/Broker
SPO Partners II, L.P.                              12/20/2007         Buy             99         33.40        Open Market/Broker
The Elizabeth R. and William J. Patterson          12/20/2007         Buy             3          32.83        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/20/2007         Buy             2          32.84        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/20/2007         Buy             1          32.85        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/20/2007         Buy             2          32.86        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/20/2007         Buy             4          32.88        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/20/2007         Buy             1          32.89        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/20/2007         Buy             1          32.90        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/20/2007         Buy             1          32.91        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/20/2007         Buy             3          32.92        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/20/2007         Buy             1          32.93        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/20/2007         Buy             3          32.94        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/20/2007         Buy             2          32.95        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/20/2007         Buy             29         32.96        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/20/2007         Buy             6          32.97        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/20/2007         Buy             22         32.98        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/20/2007         Buy             23         32.99        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/20/2007         Buy             25         33.00        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/20/2007         Buy             8          33.01        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/20/2007         Buy             10         33.02        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/20/2007         Buy             3          33.03        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/20/2007         Buy             8          33.04        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/20/2007         Buy             9          33.05        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/20/2007         Buy             10         33.06        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/20/2007         Buy             13         33.07        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/20/2007         Buy             12         33.08        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/20/2007         Buy             18         33.09        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/20/2007         Buy             181        33.10        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/20/2007         Buy             10         33.11        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/20/2007         Buy             14         33.12        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/20/2007         Buy             8          33.13        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/20/2007         Buy             14         33.14        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/20/2007         Buy             17         33.15        Open Market/Broker
  Foundation

                                                             Page 30 of 43 pages

                                               SCHEDULE I TO SCHEDULE 13D

                                                                                     NUMBER
                                                     DATE OF                           OF      PRICE PER      WHERE/HOW TRANSACTION
REPORTING PERSON                                   TRANSACTION        TYPE           SHARES    SHARE ($)            EFFECTED
------------------------------------------         -----------        ----           ------    ---------      ---------------------
The Elizabeth R. and William J. Patterson          12/20/2007         Buy             12         33.16        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/20/2007         Buy             12         33.17        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/20/2007         Buy             12         33.18        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/20/2007         Buy             8          33.19        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/20/2007         Buy             10         33.20        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/20/2007         Buy             5          33.21        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/20/2007         Buy             8          33.22        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/20/2007         Buy             4          33.23        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/20/2007         Buy             9          33.24        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/20/2007         Buy             8          33.25        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/20/2007         Buy             6          33.26        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/20/2007         Buy             1          33.27        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/20/2007         Buy             9          33.28        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/20/2007         Buy             7          33.29        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/20/2007         Buy             8          33.30        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/20/2007         Buy             5          33.31        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/20/2007         Buy             1          33.32        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/20/2007         Buy             1          33.33        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/20/2007         Buy             1          33.34        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/20/2007         Buy             1          33.35        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/20/2007         Buy             1          33.36        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/20/2007         Buy             1          33.37        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/20/2007         Buy             3          33.38        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/20/2007         Buy             2          33.39        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/20/2007         Buy             1          33.40        Open Market/Broker
  Foundation

SPO Partners II, L.P.                              12/21/2007         Buy             400        33.27        Open Market/Broker
SPO Partners II, L.P.                              12/21/2007         Buy             400        33.28        Open Market/Broker
SPO Partners II, L.P.                              12/21/2007         Buy             2,700      33.29        Open Market/Broker
SPO Partners II, L.P.                              12/21/2007         Buy             1,600      33.30        Open Market/Broker
SPO Partners II, L.P.                              12/21/2007         Buy             2,200      33.31        Open Market/Broker
SPO Partners II, L.P.                              12/21/2007         Buy             3,000      33.32        Open Market/Broker
SPO Partners II, L.P.                              12/21/2007         Buy             2,200      33.33        Open Market/Broker
SPO Partners II, L.P.                              12/21/2007         Buy             1,800      33.34        Open Market/Broker
SPO Partners II, L.P.                              12/21/2007         Buy             1,700      33.35        Open Market/Broker
SPO Partners II, L.P.                              12/21/2007         Buy             700        33.36        Open Market/Broker
SPO Partners II, L.P.                              12/21/2007         Buy             600        33.37        Open Market/Broker
SPO Partners II, L.P.                              12/21/2007         Buy             1,200      33.38        Open Market/Broker
SPO Partners II, L.P.                              12/21/2007         Buy             600        33.39        Open Market/Broker
SPO Partners II, L.P.                              12/21/2007         Buy             600        33.40        Open Market/Broker
SPO Partners II, L.P.                              12/21/2007         Buy             600        33.41        Open Market/Broker
SPO Partners II, L.P.                              12/21/2007         Buy             300        33.42        Open Market/Broker
SPO Partners II, L.P.                              12/21/2007         Buy             100        33.43        Open Market/Broker

                                                             Page 31 of 43 pages

                                               SCHEDULE I TO SCHEDULE 13D

                                                                                     NUMBER
                                                     DATE OF                           OF      PRICE PER      WHERE/HOW TRANSACTION
REPORTING PERSON                                   TRANSACTION        TYPE           SHARES    SHARE ($)            EFFECTED
------------------------------------------         -----------        ----           ------    ---------      ---------------------
SPO Partners II, L.P.                              12/21/2007         Buy             200        33.45        Open Market/Broker
SPO Partners II, L.P.                              12/21/2007         Buy             400        33.46        Open Market/Broker
SPO Partners II, L.P.                              12/21/2007         Buy             500        33.47        Open Market/Broker
SPO Partners II, L.P.                              12/21/2007         Buy             300        33.48        Open Market/Broker
SPO Partners II, L.P.                              12/21/2007         Buy             500        33.49        Open Market/Broker
SPO Partners II, L.P.                              12/21/2007         Buy             2,400      33.50        Open Market/Broker

SPO Partners II, L.P.                              12/24/2007         Buy             195        33.06        Open Market/Broker
SPO Partners II, L.P.                              12/24/2007         Buy             98         33.07        Open Market/Broker
SPO Partners II, L.P.                              12/24/2007         Buy             195        33.08        Open Market/Broker
SPO Partners II, L.P.                              12/24/2007         Buy             98         33.09        Open Market/Broker
SPO Partners II, L.P.                              12/24/2007         Buy             195        33.10        Open Market/Broker
SPO Partners II, L.P.                              12/24/2007         Buy             390        33.11        Open Market/Broker
SPO Partners II, L.P.                              12/24/2007         Buy             293        33.12        Open Market/Broker
SPO Partners II, L.P.                              12/24/2007         Buy             98         33.14        Open Market/Broker
SPO Partners II, L.P.                              12/24/2007         Buy             98         33.15        Open Market/Broker
SPO Partners II, L.P.                              12/24/2007         Buy             293        33.17        Open Market/Broker
SPO Partners II, L.P.                              12/24/2007         Buy             488        33.18        Open Market/Broker
SPO Partners II, L.P.                              12/24/2007         Buy             195        33.19        Open Market/Broker
SPO Partners II, L.P.                              12/24/2007         Buy             195        33.20        Open Market/Broker
SPO Partners II, L.P.                              12/24/2007         Buy             293        33.21        Open Market/Broker
SPO Partners II, L.P.                              12/24/2007         Buy             98         33.22        Open Market/Broker
SPO Partners II, L.P.                              12/24/2007         Buy             195        33.23        Open Market/Broker
SPO Partners II, L.P.                              12/24/2007         Buy             98         33.24        Open Market/Broker
SPO Partners II, L.P.                              12/24/2007         Buy             390        33.25        Open Market/Broker
SPO Partners II, L.P.                              12/24/2007         Buy             390        33.26        Open Market/Broker
SPO Partners II, L.P.                              12/24/2007         Buy             293        33.27        Open Market/Broker
SPO Partners II, L.P.                              12/24/2007         Buy             390        33.28        Open Market/Broker
SPO Partners II, L.P.                              12/24/2007         Buy             390        33.29        Open Market/Broker
SPO Partners II, L.P.                              12/24/2007         Buy             488        33.30        Open Market/Broker
SPO Partners II, L.P.                              12/24/2007         Buy             293        33.31        Open Market/Broker
SPO Partners II, L.P.                              12/24/2007         Buy             195        33.32        Open Market/Broker
SPO Partners II, L.P.                              12/24/2007         Buy             195        33.33        Open Market/Broker
SPO Partners II, L.P.                              12/24/2007         Buy             195        33.35        Open Market/Broker
SPO Partners II, L.P.                              12/24/2007         Buy             293        33.36        Open Market/Broker
SPO Partners II, L.P.                              12/24/2007         Buy             195        33.37        Open Market/Broker
SPO Partners II, L.P.                              12/24/2007         Buy             488        33.38        Open Market/Broker
SPO Partners II, L.P.                              12/24/2007         Buy             390        33.39        Open Market/Broker
SPO Partners II, L.P.                              12/24/2007         Buy             781        33.40        Open Market/Broker
SPO Partners II, L.P.                              12/24/2007         Buy             1,464      33.41        Open Market/Broker
SPO Partners II, L.P.                              12/24/2007         Buy             683        33.42        Open Market/Broker
SPO Partners II, L.P.                              12/24/2007         Buy             878        33.43        Open Market/Broker
SPO Partners II, L.P.                              12/24/2007         Buy             878        33.44        Open Market/Broker

                                                             Page 32 of 43 pages

                                               SCHEDULE I TO SCHEDULE 13D

                                                                                     NUMBER
                                                     DATE OF                           OF      PRICE PER      WHERE/HOW TRANSACTION
REPORTING PERSON                                   TRANSACTION        TYPE           SHARES    SHARE ($)            EFFECTED
------------------------------------------         -----------        ----           ------    ---------      ---------------------
SPO Partners II, L.P.                              12/24/2007         Buy             1,756      33.45        Open Market/Broker
SPO Partners II, L.P.                              12/24/2007         Buy             1,366      33.46        Open Market/Broker
SPO Partners II, L.P.                              12/24/2007         Buy             585        33.47        Open Market/Broker
SPO Partners II, L.P.                              12/24/2007         Buy             781        33.48        Open Market/Broker
SPO Partners II, L.P.                              12/24/2007         Buy             488        33.49        Open Market/Broker
SPO Partners II, L.P.                              12/24/2007         Buy             2,340      33.50        Open Market/Broker
The Elizabeth R. and William J. Patterson          12/24/2007         Buy             5          33.06        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/24/2007         Buy             2          33.07        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/24/2007         Buy             5          33.08        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/24/2007         Buy             2          33.09        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/24/2007         Buy             5          33.10        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/24/2007         Buy             10         33.11        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/24/2007         Buy             7          33.12        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/24/2007         Buy             2          33.14        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/24/2007         Buy             2          33.15        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/24/2007         Buy             7          33.17        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/24/2007         Buy             12         33.18        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/24/2007         Buy             5          33.19        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/24/2007         Buy             5          33.20        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/24/2007         Buy             7          33.21        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/24/2007         Buy             2          33.22        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/24/2007         Buy             5          33.23        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/24/2007         Buy             2          33.24        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/24/2007         Buy             10         33.25        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/24/2007         Buy             10         33.26        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/24/2007         Buy             7          33.27        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/24/2007         Buy             10         33.28        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/24/2007         Buy             10         33.29        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/24/2007         Buy             12         33.30        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/24/2007         Buy             7          33.31        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/24/2007         Buy             5          33.32        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/24/2007         Buy             5          33.33        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/24/2007         Buy             5          33.35        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/24/2007         Buy             7          33.36        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/24/2007         Buy             5          33.37        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/24/2007         Buy             12         33.38        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/24/2007         Buy             10         33.39        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/24/2007         Buy             19         33.40        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/24/2007         Buy             36         33.41        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/24/2007         Buy             17         33.42        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/24/2007         Buy             22         33.43        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/24/2007         Buy             22         33.44        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/24/2007         Buy             44         33.45        Open Market/Broker
  Foundation

                                                             Page 33 of 43 pages

                                               SCHEDULE I TO SCHEDULE 13D

                                                                                     NUMBER
                                                     DATE OF                           OF      PRICE PER      WHERE/HOW TRANSACTION
REPORTING PERSON                                   TRANSACTION        TYPE           SHARES    SHARE ($)            EFFECTED
------------------------------------------         -----------        ----           ------    ---------      ---------------------
The Elizabeth R. and William J. Patterson          12/24/2007         Buy             34         33.46        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/24/2007         Buy             15         33.47        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/24/2007         Buy             19         33.48        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/24/2007         Buy             12         33.49        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/24/2007         Buy             60         33.50        Open Market/Broker
  Foundation

SPO Partners II, L.P.                              12/26/2007         Buy             97         33.45        Open Market/Broker
SPO Partners II, L.P.                              12/26/2007         Buy             97         33.46        Open Market/Broker
SPO Partners II, L.P.                              12/26/2007         Buy             195        33.47        Open Market/Broker
SPO Partners II, L.P.                              12/26/2007         Buy             97         33.48        Open Market/Broker
SPO Partners II, L.P.                              12/26/2007         Buy             97         33.49        Open Market/Broker
SPO Partners II, L.P.                              12/26/2007         Buy             390        33.50        Open Market/Broker
SPO Partners II, L.P.                              12/26/2007         Buy             487        33.57        Open Market/Broker
SPO Partners II, L.P.                              12/26/2007         Buy             2,924      33.58        Open Market/Broker
SPO Partners II, L.P.                              12/26/2007         Buy             1,072      33.59        Open Market/Broker
SPO Partners II, L.P.                              12/26/2007         Buy             487        33.60        Open Market/Broker
SPO Partners II, L.P.                              12/26/2007         Buy             975        33.61        Open Market/Broker
SPO Partners II, L.P.                              12/26/2007         Buy             780        33.62        Open Market/Broker
SPO Partners II, L.P.                              12/26/2007         Buy             585        33.63        Open Market/Broker
SPO Partners II, L.P.                              12/26/2007         Buy             1,364      33.64        Open Market/Broker
SPO Partners II, L.P.                              12/26/2007         Buy             585        33.65        Open Market/Broker
SPO Partners II, L.P.                              12/26/2007         Buy             585        33.66        Open Market/Broker
SPO Partners II, L.P.                              12/26/2007         Buy             390        33.67        Open Market/Broker
SPO Partners II, L.P.                              12/26/2007         Buy             97         33.68        Open Market/Broker
SPO Partners II, L.P.                              12/26/2007         Buy             97         33.69        Open Market/Broker
SPO Partners II, L.P.                              12/26/2007         Buy             487        33.70        Open Market/Broker
SPO Partners II, L.P.                              12/26/2007         Buy             195        33.71        Open Market/Broker
SPO Partners II, L.P.                              12/26/2007         Buy             390        33.72        Open Market/Broker
SPO Partners II, L.P.                              12/26/2007         Buy             390        33.73        Open Market/Broker
SPO Partners II, L.P.                              12/26/2007         Buy             877        33.74        Open Market/Broker
SPO Partners II, L.P.                              12/26/2007         Buy             1,560      33.75        Open Market/Broker
The Elizabeth R. and William J. Patterson          12/26/2007         Buy             3          33.45        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/26/2007         Buy             3          33.46        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/26/2007         Buy             5          33.47        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/26/2007         Buy             3          33.48        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/26/2007         Buy             3          33.49        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/26/2007         Buy             10         33.50        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/26/2007         Buy             13         33.57        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/26/2007         Buy             76         33.58        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/26/2007         Buy             28         33.59        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/26/2007         Buy             13         33.60        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/26/2007         Buy             25         33.61        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/26/2007         Buy             20         33.62        Open Market/Broker
  Foundation

                                                             Page 34 of 43 pages

                                               SCHEDULE I TO SCHEDULE 13D

                                                                                     NUMBER
                                                     DATE OF                           OF      PRICE PER      WHERE/HOW TRANSACTION
REPORTING PERSON                                   TRANSACTION        TYPE           SHARES    SHARE ($)            EFFECTED
------------------------------------------         -----------        ----           ------    ---------      ---------------------
The Elizabeth R. and William J. Patterson          12/26/2007         Buy             15         33.63        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/26/2007         Buy             36         33.64        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/26/2007         Buy             15         33.65        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/26/2007         Buy             15         33.66        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/26/2007         Buy             10         33.67        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/26/2007         Buy             3          33.68        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/26/2007         Buy             3          33.69        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/26/2007         Buy             13         33.70        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/26/2007         Buy             5          33.71        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/26/2007         Buy             10         33.72        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/26/2007         Buy             10         33.73        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/26/2007         Buy             23         33.74        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/26/2007         Buy             40         33.75        Open Market/Broker
  Foundation

SPO Partners II, L.P.                              12/27/2007         Buy             195        33.13        Open Market/Broker
SPO Partners II, L.P.                              12/27/2007         Buy             195        33.14        Open Market/Broker
SPO Partners II, L.P.                              12/27/2007         Buy             390        33.15        Open Market/Broker
SPO Partners II, L.P.                              12/27/2007         Buy             293        33.17        Open Market/Broker
SPO Partners II, L.P.                              12/27/2007         Buy             195        33.18        Open Market/Broker
SPO Partners II, L.P.                              12/27/2007         Buy             683        33.19        Open Market/Broker
SPO Partners II, L.P.                              12/27/2007         Buy             683        33.20        Open Market/Broker
SPO Partners II, L.P.                              12/27/2007         Buy             683        33.21        Open Market/Broker
SPO Partners II, L.P.                              12/27/2007         Buy             1,073      33.22        Open Market/Broker
SPO Partners II, L.P.                              12/27/2007         Buy             1,268      33.23        Open Market/Broker
SPO Partners II, L.P.                              12/27/2007         Buy             683        33.24        Open Market/Broker
SPO Partners II, L.P.                              12/27/2007         Buy             1,171      33.25        Open Market/Broker
SPO Partners II, L.P.                              12/27/2007         Buy             1,561      33.26        Open Market/Broker
SPO Partners II, L.P.                              12/27/2007         Buy             1,171      33.27        Open Market/Broker
SPO Partners II, L.P.                              12/27/2007         Buy             293        33.28        Open Market/Broker
SPO Partners II, L.P.                              12/27/2007         Buy             976        33.29        Open Market/Broker
SPO Partners II, L.P.                              12/27/2007         Buy             1,268      33.30        Open Market/Broker
SPO Partners II, L.P.                              12/27/2007         Buy             1,171      33.31        Open Market/Broker
SPO Partners II, L.P.                              12/27/2007         Buy             683        33.32        Open Market/Broker
SPO Partners II, L.P.                              12/27/2007         Buy             1,171      33.33        Open Market/Broker
SPO Partners II, L.P.                              12/27/2007         Buy             976        33.34        Open Market/Broker
SPO Partners II, L.P.                              12/27/2007         Buy             878        33.35        Open Market/Broker
SPO Partners II, L.P.                              12/27/2007         Buy             1,463      33.36        Open Market/Broker
SPO Partners II, L.P.                              12/27/2007         Buy             488        33.37        Open Market/Broker
SPO Partners II, L.P.                              12/27/2007         Buy             1,463      33.38        Open Market/Broker
SPO Partners II, L.P.                              12/27/2007         Buy             1,463      33.39        Open Market/Broker
SPO Partners II, L.P.                              12/27/2007         Buy             1,659      33.40        Open Market/Broker
SPO Partners II, L.P.                              12/27/2007         Buy             683        33.41        Open Market/Broker
SPO Partners II, L.P.                              12/27/2007         Buy             683        33.42        Open Market/Broker

                                                             Page 35 of 43 pages

                                               SCHEDULE I TO SCHEDULE 13D

                                                                                     NUMBER
                                                     DATE OF                           OF      PRICE PER      WHERE/HOW TRANSACTION
REPORTING PERSON                                   TRANSACTION        TYPE           SHARES    SHARE ($)            EFFECTED
------------------------------------------         -----------        ----           ------    ---------      ---------------------
SPO Partners II, L.P.                              12/27/2007         Buy             1,073      33.43        Open Market/Broker
SPO Partners II, L.P.                              12/27/2007         Buy             781        33.44        Open Market/Broker
SPO Partners II, L.P.                              12/27/2007         Buy             1,268      33.45        Open Market/Broker
SPO Partners II, L.P.                              12/27/2007         Buy             4,390      33.46        Open Market/Broker
SPO Partners II, L.P.                              12/27/2007         Buy             5,073      33.47        Open Market/Broker
SPO Partners II, L.P.                              12/27/2007         Buy             3,707      33.48        Open Market/Broker
SPO Partners II, L.P.                              12/27/2007         Buy             4,195      33.49        Open Market/Broker
SPO Partners II, L.P.                              12/27/2007         Buy             6,049      33.50        Open Market/Broker
SPO Partners II, L.P.                              12/27/2007         Buy             1,268      33.51        Open Market/Broker
SPO Partners II, L.P.                              12/27/2007         Buy             976        33.52        Open Market/Broker
SPO Partners II, L.P.                              12/27/2007         Buy             585        33.53        Open Market/Broker
SPO Partners II, L.P.                              12/27/2007         Buy             488        33.54        Open Market/Broker
SPO Partners II, L.P.                              12/27/2007         Buy             195        33.55        Open Market/Broker
SPO Partners II, L.P.                              12/27/2007         Buy             195        33.56        Open Market/Broker
SPO Partners II, L.P.                              12/27/2007         Buy             195        33.58        Open Market/Broker
SPO Partners II, L.P.                              12/27/2007         Buy             100        33.59        Open Market/Broker
The Elizabeth R. and William J. Patterson          12/27/2007         Buy             5          33.13        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/27/2007         Buy             5          33.14        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/27/2007         Buy             10         33.15        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/27/2007         Buy             7          33.17        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/27/2007         Buy             5          33.18        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/27/2007         Buy             17         33.19        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/27/2007         Buy             17         33.20        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/27/2007         Buy             17         33.21        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/27/2007         Buy             27         33.22        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/27/2007         Buy             32         33.23        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/27/2007         Buy             17         33.24        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/27/2007         Buy             29         33.25        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/27/2007         Buy             39         33.26        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/27/2007         Buy             29         33.27        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/27/2007         Buy             7          33.28        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/27/2007         Buy             24         33.29        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/27/2007         Buy             32         33.30        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/27/2007         Buy             29         33.31        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/27/2007         Buy             17         33.32        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/27/2007         Buy             29         33.33        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/27/2007         Buy             24         33.34        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/27/2007         Buy             22         33.35        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/27/2007         Buy             37         33.36        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/27/2007         Buy             12         33.37        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/27/2007         Buy             37         33.38        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/27/2007         Buy             37         33.39        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/27/2007         Buy             41         33.40        Open Market/Broker
  Foundation

                                                             Page 36 of 43 pages

                                               SCHEDULE I TO SCHEDULE 13D

                                                                                     NUMBER
                                                     DATE OF                           OF      PRICE PER      WHERE/HOW TRANSACTION
REPORTING PERSON                                   TRANSACTION        TYPE           SHARES    SHARE ($)            EFFECTED
------------------------------------------         -----------        ----           ------    ---------      ---------------------
The Elizabeth R. and William J. Patterson          12/27/2007         Buy             17         33.41        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/27/2007         Buy             17         33.42        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/27/2007         Buy             27         33.43        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/27/2007         Buy             19         33.44        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/27/2007         Buy             32         33.45        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/27/2007         Buy             110        33.46        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/27/2007         Buy             127        33.47        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/27/2007         Buy             93         33.48        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/27/2007         Buy             105        33.49        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/27/2007         Buy             151        33.50        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/27/2007         Buy             32         33.51        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/27/2007         Buy             24         33.52        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/27/2007         Buy             15         33.53        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/27/2007         Buy             12         33.54        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/27/2007         Buy             5          33.55        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/27/2007         Buy             5          33.56        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/27/2007         Buy             5          33.58        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/27/2007         Buy             -          33.59        Open Market/Broker
  Foundation

SPO Partners II, L.P.                              12/28/2007         Buy             293        33.21        Open Market/Broker
SPO Partners II, L.P.                              12/28/2007         Buy             195        33.22        Open Market/Broker
SPO Partners II, L.P.                              12/28/2007         Buy             293        33.23        Open Market/Broker
SPO Partners II, L.P.                              12/28/2007         Buy             781        33.24        Open Market/Broker
SPO Partners II, L.P.                              12/28/2007         Buy             391        33.25        Open Market/Broker
SPO Partners II, L.P.                              12/28/2007         Buy             683        33.26        Open Market/Broker
SPO Partners II, L.P.                              12/28/2007         Buy             683        33.27        Open Market/Broker
SPO Partners II, L.P.                              12/28/2007         Buy             1,172      33.28        Open Market/Broker
SPO Partners II, L.P.                              12/28/2007         Buy             2,384      33.29        Open Market/Broker
SPO Partners II, L.P.                              12/28/2007         Buy             5,468      33.30        Open Market/Broker
SPO Partners II, L.P.                              12/28/2007         Buy             1,660      33.31        Open Market/Broker
SPO Partners II, L.P.                              12/28/2007         Buy             1,269      33.32        Open Market/Broker
SPO Partners II, L.P.                              12/28/2007         Buy             683        33.33        Open Market/Broker
SPO Partners II, L.P.                              12/28/2007         Buy             488        33.34        Open Market/Broker
SPO Partners II, L.P.                              12/28/2007         Buy             1,172      33.35        Open Market/Broker
SPO Partners II, L.P.                              12/28/2007         Buy             586        33.36        Open Market/Broker
SPO Partners II, L.P.                              12/28/2007         Buy             976        33.37        Open Market/Broker
SPO Partners II, L.P.                              12/28/2007         Buy             683        33.38        Open Market/Broker
SPO Partners II, L.P.                              12/28/2007         Buy             195        33.39        Open Market/Broker
SPO Partners II, L.P.                              12/28/2007         Buy             586        33.40        Open Market/Broker
SPO Partners II, L.P.                              12/28/2007         Buy             195        33.41        Open Market/Broker
SPO Partners II, L.P.                              12/28/2007         Buy             683        33.42        Open Market/Broker
SPO Partners II, L.P.                              12/28/2007         Buy             391        33.43        Open Market/Broker
SPO Partners II, L.P.                              12/28/2007         Buy             195        33.44        Open Market/Broker

                                                             Page 37 of 43 pages

                                               SCHEDULE I TO SCHEDULE 13D

                                                                                     NUMBER
                                                     DATE OF                           OF      PRICE PER      WHERE/HOW TRANSACTION
REPORTING PERSON                                   TRANSACTION        TYPE           SHARES    SHARE ($)            EFFECTED
------------------------------------------         -----------        ----           ------    ---------      ---------------------
SPO Partners II, L.P.                              12/28/2007         Buy             976        33.45        Open Market/Broker
SPO Partners II, L.P.                              12/28/2007         Buy             391        33.46        Open Market/Broker
SPO Partners II, L.P.                              12/28/2007         Buy             488        33.48        Open Market/Broker
SPO Partners II, L.P.                              12/28/2007         Buy             391        33.49        Open Market/Broker
SPO Partners II, L.P.                              12/28/2007         Buy             586        33.50        Open Market/Broker
SPO Partners II, L.P.                              12/28/2007         Buy             98         33.58        Open Market/Broker
SPO Partners II, L.P.                              12/28/2007         Buy             683        33.59        Open Market/Broker
SPO Partners II, L.P.                              12/28/2007         Buy             879        33.60        Open Market/Broker
SPO Partners II, L.P.                              12/28/2007         Buy             293        33.61        Open Market/Broker
SPO Partners II, L.P.                              12/28/2007         Buy             391        33.62        Open Market/Broker
SPO Partners II, L.P.                              12/28/2007         Buy             488        33.63        Open Market/Broker
SPO Partners II, L.P.                              12/28/2007         Buy             488        33.64        Open Market/Broker
SPO Partners II, L.P.                              12/28/2007         Buy             683        33.65        Open Market/Broker
SPO Partners II, L.P.                              12/28/2007         Buy             391        33.66        Open Market/Broker
SPO Partners II, L.P.                              12/28/2007         Buy             488        33.67        Open Market/Broker
SPO Partners II, L.P.                              12/28/2007         Buy             586        33.68        Open Market/Broker
SPO Partners II, L.P.                              12/28/2007         Buy             391        33.69        Open Market/Broker
SPO Partners II, L.P.                              12/28/2007         Buy             195        33.70        Open Market/Broker
SPO Partners II, L.P.                              12/28/2007         Buy             683        33.71        Open Market/Broker
SPO Partners II, L.P.                              12/28/2007         Buy             1,074      33.72        Open Market/Broker
SPO Partners II, L.P.                              12/28/2007         Buy             683        33.73        Open Market/Broker
SPO Partners II, L.P.                              12/28/2007         Buy             1,269      33.74        Open Market/Broker
SPO Partners II, L.P.                              12/28/2007         Buy             2,343      33.75        Open Market/Broker
SPO Partners II, L.P.                              12/28/2007         Buy             293        33.77        Open Market/Broker
SPO Partners II, L.P.                              12/28/2007         Buy             98         33.78        Open Market/Broker
SPO Partners II, L.P.                              12/28/2007         Buy             98         33.80        Open Market/Broker
SPO Partners II, L.P.                              12/28/2007         Buy             195        33.81        Open Market/Broker
SPO Partners II, L.P.                              12/28/2007         Buy             195        33.82        Open Market/Broker
SPO Partners II, L.P.                              12/28/2007         Buy             293        33.83        Open Market/Broker
SPO Partners II, L.P.                              12/28/2007         Buy             293        33.84        Open Market/Broker
SPO Partners II, L.P.                              12/28/2007         Buy             683        33.85        Open Market/Broker
SPO Partners II, L.P.                              12/28/2007         Buy             1,660      33.86        Open Market/Broker
SPO Partners II, L.P.                              12/28/2007         Buy             1,269      33.87        Open Market/Broker
SPO Partners II, L.P.                              12/28/2007         Buy             879        33.88        Open Market/Broker
SPO Partners II, L.P.                              12/28/2007         Buy             1,269      33.89        Open Market/Broker
SPO Partners II, L.P.                              12/28/2007         Buy             1,172      33.90        Open Market/Broker
SPO Partners II, L.P.                              12/28/2007         Buy             976        33.91        Open Market/Broker
SPO Partners II, L.P.                              12/28/2007         Buy             2,831      33.92        Open Market/Broker
SPO Partners II, L.P.                              12/28/2007         Buy             1,953      33.93        Open Market/Broker
SPO Partners II, L.P.                              12/28/2007         Buy             2,986      33.94        Open Market/Broker
SPO Partners II, L.P.                              12/28/2007         Buy             3,222      33.95        Open Market/Broker
SPO Partners II, L.P.                              12/28/2007         Buy             2,831      33.96        Open Market/Broker
SPO Partners II, L.P.                              12/28/2007         Buy             2,831      33.97        Open Market/Broker

                                                             Page 38 of 43 pages

                                               SCHEDULE I TO SCHEDULE 13D

                                                                                     NUMBER
                                                     DATE OF                           OF      PRICE PER      WHERE/HOW TRANSACTION
REPORTING PERSON                                   TRANSACTION        TYPE           SHARES    SHARE ($)            EFFECTED
------------------------------------------         -----------        ----           ------    ---------      ---------------------
SPO Partners II, L.P.                              12/28/2007         Buy             5,077      33.98        Open Market/Broker
SPO Partners II, L.P.                              12/28/2007         Buy             1,953      33.99        Open Market/Broker
SPO Partners II, L.P.                              12/28/2007         Buy             100        34.00        Open Market/Broker
The Elizabeth R. and William J. Patterson          12/28/2007         Buy             7          33.21        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/28/2007         Buy             5          33.22        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/28/2007         Buy             7          33.23        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/28/2007         Buy             19         33.24        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/28/2007         Buy             9          33.25        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/28/2007         Buy             17         33.26        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/28/2007         Buy             17         33.27        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/28/2007         Buy             28         33.28        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/28/2007         Buy             58         33.29        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/28/2007         Buy             132        33.30        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/28/2007         Buy             40         33.31        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/28/2007         Buy             31         33.32        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/28/2007         Buy             17         33.33        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/28/2007         Buy             12         33.34        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/28/2007         Buy             28         33.35        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/28/2007         Buy             14         33.36        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/28/2007         Buy             24         33.37        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/28/2007         Buy             17         33.38        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/28/2007         Buy             5          33.39        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/28/2007         Buy             14         33.40        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/28/2007         Buy             5          33.41        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/28/2007         Buy             17         33.42        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/28/2007         Buy             9          33.43        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/28/2007         Buy             5          33.44        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/28/2007         Buy             24         33.45        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/28/2007         Buy             9          33.46        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/28/2007         Buy             12         33.48        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/28/2007         Buy             9          33.49        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/28/2007         Buy             14         33.50        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/28/2007         Buy             2          33.58        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/28/2007         Buy             17         33.59        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/28/2007         Buy             21         33.60        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/28/2007         Buy             7          33.61        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/28/2007         Buy             9          33.62        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/28/2007         Buy             12         33.63        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/28/2007         Buy             12         33.64        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/28/2007         Buy             17         33.65        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/28/2007         Buy             9          33.66        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/28/2007         Buy             12         33.67        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/28/2007         Buy             14         33.68        Open Market/Broker
  Foundation

                                                             Page 39 of 43 pages

                                               SCHEDULE I TO SCHEDULE 13D

                                                                                     NUMBER
                                                     DATE OF                           OF      PRICE PER      WHERE/HOW TRANSACTION
REPORTING PERSON                                   TRANSACTION        TYPE           SHARES    SHARE ($)            EFFECTED
------------------------------------------         -----------        ----           ------    ---------      ---------------------
The Elizabeth R. and William J. Patterson          12/28/2007         Buy             9          33.69        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/28/2007         Buy             5          33.70        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/28/2007         Buy             17         33.71        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/28/2007         Buy             26         33.72        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/28/2007         Buy             17         33.73        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/28/2007         Buy             31         33.74        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/28/2007         Buy             57         33.75        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/28/2007         Buy             7          33.77        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/28/2007         Buy             2          33.78        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/28/2007         Buy             2          33.80        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/28/2007         Buy             5          33.81        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/28/2007         Buy             5          33.82        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/28/2007         Buy             7          33.83        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/28/2007         Buy             7          33.84        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/28/2007         Buy             17         33.85        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/28/2007         Buy             40         33.86        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/28/2007         Buy             31         33.87        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/28/2007         Buy             21         33.88        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/28/2007         Buy             31         33.89        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/28/2007         Buy             28         33.90        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/28/2007         Buy             24         33.91        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/28/2007         Buy             69         33.92        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/28/2007         Buy             47         33.93        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/28/2007         Buy             72         33.94        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/28/2007         Buy             78         33.95        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/28/2007         Buy             69         33.96        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/28/2007         Buy             69         33.97        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/28/2007         Buy             123        33.98        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/28/2007         Buy             47         33.99        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/28/2007         Buy             -          34.00        Open Market/Broker
  Foundation

SPO Partners II, L.P.                              12/31/2007         Buy             198        33.31        Open Market/Broker
SPO Partners II, L.P.                              12/31/2007         Buy             198        33.32        Open Market/Broker
SPO Partners II, L.P.                              12/31/2007         Buy             99         33.33        Open Market/Broker
SPO Partners II, L.P.                              12/31/2007         Buy             198        33.35        Open Market/Broker
SPO Partners II, L.P.                              12/31/2007         Buy             297        33.36        Open Market/Broker
SPO Partners II, L.P.                              12/31/2007         Buy             99         33.37        Open Market/Broker
SPO Partners II, L.P.                              12/31/2007         Buy             495        33.38        Open Market/Broker
SPO Partners II, L.P.                              12/31/2007         Buy             1,584      33.40        Open Market/Broker
SPO Partners II, L.P.                              12/31/2007         Buy             1,980      33.41        Open Market/Broker
SPO Partners II, L.P.                              12/31/2007         Buy             1,386      33.42        Open Market/Broker
SPO Partners II, L.P.                              12/31/2007         Buy             5,346      33.43        Open Market/Broker
SPO Partners II, L.P.                              12/31/2007         Buy             6,633      33.44        Open Market/Broker

                                                             Page 40 of 43 pages

                                               SCHEDULE I TO SCHEDULE 13D

                                                                                     NUMBER
                                                     DATE OF                           OF      PRICE PER      WHERE/HOW TRANSACTION
REPORTING PERSON                                   TRANSACTION        TYPE           SHARES    SHARE ($)            EFFECTED
------------------------------------------         -----------        ----           ------    ---------      ---------------------
SPO Partners II, L.P.                              12/31/2007         Buy             4,950      33.45        Open Market/Broker
SPO Partners II, L.P.                              12/31/2007         Buy             6,336      33.45        Open Market/Broker
SPO Partners II, L.P.                              12/31/2007         Buy             8,217      33.46        Open Market/Broker
SPO Partners II, L.P.                              12/31/2007         Buy             8,910      33.47        Open Market/Broker
SPO Partners II, L.P.                              12/31/2007         Buy             3,168      33.48        Open Market/Broker
SPO Partners II, L.P.                              12/31/2007         Buy             3,366      33.49        Open Market/Broker
SPO Partners II, L.P.                              12/31/2007         Buy             3,168      33.50        Open Market/Broker
SPO Partners II, L.P.                              12/31/2007         Buy             1,584      33.51        Open Market/Broker
SPO Partners II, L.P.                              12/31/2007         Buy             1,683      33.52        Open Market/Broker
SPO Partners II, L.P.                              12/31/2007         Buy             1,386      33.53        Open Market/Broker
SPO Partners II, L.P.                              12/31/2007         Buy             594        33.54        Open Market/Broker
SPO Partners II, L.P.                              12/31/2007         Buy             1,584      33.56        Open Market/Broker
SPO Partners II, L.P.                              12/31/2007         Buy             1,386      33.57        Open Market/Broker
SPO Partners II, L.P.                              12/31/2007         Buy             1,386      33.58        Open Market/Broker
SPO Partners II, L.P.                              12/31/2007         Buy             3,267      33.59        Open Market/Broker
SPO Partners II, L.P.                              12/31/2007         Buy             3,168      33.60        Open Market/Broker
SPO Partners II, L.P.                              12/31/2007         Buy             1,089      33.61        Open Market/Broker
SPO Partners II, L.P.                              12/31/2007         Buy             10,494     33.61        Open Market/Broker
SPO Partners II, L.P.                              12/31/2007         Buy             1,386      33.62        Open Market/Broker
SPO Partners II, L.P.                              12/31/2007         Buy             5,148      33.63        Open Market/Broker
SPO Partners II, L.P.                              12/31/2007         Buy             594        33.64        Open Market/Broker
SPO Partners II, L.P.                              12/31/2007         Buy             7,623      33.65        Open Market/Broker
The Elizabeth R. and William J. Patterson          12/31/2007         Buy             2          33.31        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/31/2007         Buy             2          33.32        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/31/2007         Buy             1          33.33        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/31/2007         Buy             2          33.35        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/31/2007         Buy             3          33.36        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/31/2007         Buy             1          33.37        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/31/2007         Buy             5          33.38        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/31/2007         Buy             16         33.40        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/31/2007         Buy             20         33.41        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/31/2007         Buy             14         33.42        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/31/2007         Buy             54         33.43        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/31/2007         Buy             67         33.44        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/31/2007         Buy             50         33.45        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/31/2007         Buy             64         33.45        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/31/2007         Buy             83         33.46        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/31/2007         Buy             90         33.47        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/31/2007         Buy             32         33.48        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/31/2007         Buy             34         33.49        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/31/2007         Buy             32         33.50        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/31/2007         Buy             16         33.51        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/31/2007         Buy             17         33.52        Open Market/Broker
  Foundation

                                                             Page 41 of 43 pages

                                               SCHEDULE I TO SCHEDULE 13D

                                                                                     NUMBER
                                                     DATE OF                           OF      PRICE PER      WHERE/HOW TRANSACTION
REPORTING PERSON                                   TRANSACTION        TYPE           SHARES    SHARE ($)            EFFECTED
------------------------------------------         -----------        ----           ------    ---------      ---------------------
The Elizabeth R. and William J. Patterson          12/31/2007         Buy             14         33.53        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/31/2007         Buy             6          33.54        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/31/2007         Buy             16         33.56        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/31/2007         Buy             14         33.57        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/31/2007         Buy             14         33.58        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/31/2007         Buy             33         33.59        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/31/2007         Buy             32         33.60        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/31/2007         Buy             11         33.61        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/31/2007         Buy             106        33.61        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/31/2007         Buy             14         33.62        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/31/2007         Buy             52         33.63        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/31/2007         Buy             6          33.64        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          12/31/2007         Buy             77         33.65        Open Market/Broker
  Foundation

SPO Partners II, L.P.                              01/02/2008         Buy             3,604      32.68        Open Market/Broker
SPO Partners II, L.P.                              01/02/2008         Buy             195        32.69        Open Market/Broker
SPO Partners II, L.P.                              01/02/2008         Buy             97         32.70        Open Market/Broker
SPO Partners II, L.P.                              01/02/2008         Buy             2,630      32.73        Open Market/Broker
SPO Partners II, L.P.                              01/02/2008         Buy             1,169      32.75        Open Market/Broker
SPO Partners II, L.P.                              01/02/2008         Buy             195        32.76        Open Market/Broker
SPO Partners II, L.P.                              01/02/2008         Buy             487        32.80        Open Market/Broker
SPO Partners II, L.P.                              01/02/2008         Buy             97         32.81        Open Market/Broker
SPO Partners II, L.P.                              01/02/2008         Buy             2,012      32.82        Open Market/Broker
SPO Partners II, L.P.                              01/02/2008         Buy             812        32.83        Open Market/Broker
SPO Partners II, L.P.                              01/02/2008         Buy             779        32.84        Open Market/Broker
SPO Partners II, L.P.                              01/02/2008         Buy             195        32.85        Open Market/Broker
SPO Partners II, L.P.                              01/02/2008         Buy             195        32.86        Open Market/Broker
SPO Partners II, L.P.                              01/02/2008         Buy             682        32.87        Open Market/Broker
SPO Partners II, L.P.                              01/02/2008         Buy             877        32.88        Open Market/Broker
SPO Partners II, L.P.                              01/02/2008         Buy             97         32.89        Open Market/Broker
SPO Partners II, L.P.                              01/02/2008         Buy             4,684      32.90        Open Market/Broker
SPO Partners II, L.P.                              01/02/2008         Buy             19,577     32.91        Open Market/Broker
SPO Partners II, L.P.                              01/02/2008         Buy             10,958     32.92        Open Market/Broker
SPO Partners II, L.P.                              01/02/2008         Buy             158        32.93        Open Market/Broker
SPO Partners II, L.P.                              01/02/2008         Buy             2,873      32.94        Open Market/Broker
SPO Partners II, L.P.                              01/02/2008         Buy             1,864      32.95        Open Market/Broker
SPO Partners II, L.P.                              01/02/2008         Buy             3,370      32.96        Open Market/Broker
SPO Partners II, L.P.                              01/02/2008         Buy             9,743      32.97        Open Market/Broker
SPO Partners II, L.P.                              01/02/2008         Buy             6,136      32.98        Open Market/Broker
SPO Partners II, L.P.                              01/02/2008         Buy             3,207      32.99        Open Market/Broker
SPO Partners II, L.P.                              01/02/2008         Buy             20,627     33.00        Open Market/Broker
SPO Partners II, L.P.                              01/02/2008         Buy             80         33.05        Open Market/Broker
The Elizabeth R. and William J. Patterson          01/02/2008         Buy             96         32.68        Open Market/Broker
  Foundation

                                                             Page 42 of 43 pages

                                               SCHEDULE I TO SCHEDULE 13D

                                                                                     NUMBER
                                                     DATE OF                           OF      PRICE PER      WHERE/HOW TRANSACTION
REPORTING PERSON                                   TRANSACTION        TYPE           SHARES    SHARE ($)            EFFECTED
------------------------------------------         -----------        ----           ------    ---------      ---------------------
The Elizabeth R. and William J. Patterson          01/02/2008         Buy             5          32.69        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          01/02/2008         Buy             3          32.70        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          01/02/2008         Buy             70         32.73        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          01/02/2008         Buy             31         32.75        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          01/02/2008         Buy             5          32.76        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          01/02/2008         Buy             13         32.80        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          01/02/2008         Buy             3          32.81        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          01/02/2008         Buy             54         32.82        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          01/02/2008         Buy             22         32.83        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          01/02/2008         Buy             21         32.84        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          01/02/2008         Buy             5          32.85        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          01/02/2008         Buy             5          32.86        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          01/02/2008         Buy             18         32.87        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          01/02/2008         Buy             23         32.88        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          01/02/2008         Buy             3          32.89        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          01/02/2008         Buy             125        32.90        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          01/02/2008         Buy             523        32.91        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          01/02/2008         Buy             292        32.92        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          01/02/2008         Buy             4          32.93        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          01/02/2008         Buy             77         32.94        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          01/02/2008         Buy             50         32.95        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          01/02/2008         Buy             90         32.96        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          01/02/2008         Buy             260        32.97        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          01/02/2008         Buy             164        32.98        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          01/02/2008         Buy             86         32.99        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          01/02/2008         Buy             551        33.00        Open Market/Broker
  Foundation
The Elizabeth R. and William J. Patterson          01/02/2008         Buy             1          33.05        Open Market/Broker
  Foundation

                                                            Page 43 of 43 pages

                                  EXHIBIT INDEX

EXHIBIT     DOCUMENT DESCRIPTION                      PAGE NO.
-------     ------------------------------------      --------
A           Agreement Pursuant to Rule 13d-1(k)       1